At Home Group Inc. Announces Fourth Quarter Fiscal 2019 Financial Results

•	Q4 net sales increased 21%; comparable store sales increased 2.1%
•	Q4 operating income increased 22%; Q4 adjusted operating income(1) increased 8%
•	Fiscal 2019 net sales increased 23%; comparable store sales increased 2.7%
•	Fiscal 2019 EPS increased 48% to $0.74; pro forma adjusted EPS(1) increased 38% to $1.30

Plano, Texas, March 27, 2019 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for the fourth quarter and fiscal year ended January 26, 2019.

Lee Bird, Chairman and Chief Executive Officer, stated: “We are pleased with our fourth quarter results that exceeded both our topline guidance and the midpoint of our pro forma adjusted earnings outlook as we continued investing across the business for the long term. The fourth quarter was our 19th consecutive quarter of over 20% sales growth and our 20th straight quarter of positive comparable store sales increases, capping another strong year for At Home.”

“Through sales growth of nearly 23%, we became a billion-dollar retailer in fiscal 2019. On the bottom line, we delivered EPS of $0.74 and increased pro-forma adjusted EPS1 38% to $1.30,” Mr. Bird continued. “We also expanded our footprint to 180 stores in 37 states as we progress toward our long-term goal of more than 600 stores nationwide. Our fiscal 2019 new store class once again delivered record new store productivity, demonstrating the continued strength of our highly differentiated, value-focused model.”

Mr. Bird added, “We look forward to another great year in fiscal 2020, notwithstanding a softer start to the first quarter due to unfavorable weather and a late-season Easter. We remain committed to our proven playbook, the strategic priorities that have driven our success and our philosophy of reinvestment as we open our second distribution center this year. With the compelling strength and depth of our new store pipeline, the effectiveness of our merchandising initiatives and our progress in elevating the customer experience, we look forward to delivering on our goals for fiscal 2020 and beyond.”

For the Thirteen Weeks Ended January 26, 2019

•

Net sales increased 20.6% to $354.1 million from $293.7 million in the quarter ended January 27, 2018, driven by the net addition of 31 stores since the fourth quarter of fiscal 2018 and a comparable store sales increase of 2.1%.

•

We expanded our store footprint by opening seven new stores in the fourth quarter of fiscal 2019. We ended the quarter with 180 stores in 37 states, which represents a 20.8% increase in stores since January 27, 2018.

•

Gross profit increased 18.0% to $117.2 million from $99.4 million in the fourth quarter of fiscal 2018. Gross margin decreased 70 basis points to 33.1% from 33.8.% in the prior year period primarily due to an adjustment to our inventory shrink reserves. Product margin improvement, including direct sourcing benefits, was largely offset by increased occupancy costs resulting from our fiscal 2019 sale-leaseback transactions.

•

Selling, general and administrative expenses (“SG&A”) increased 20.6% to $71.1 million from $58.9 million in the prior year period primarily due to the net addition of 31 stores, preopening expenses related to our second distribution center, increased advertising to support our growth strategies and expenses associated with the transition of our former chief financial officer. These costs were partially offset by the non-recurrence of IPO-related stock-based compensation expense.

•

Adjusted SG&A1 increased 25.8% to $69.3 million compared to $55.1 million in the fourth quarter of fiscal 2018. Adjusted SG&A1 as a percentage of net sales increased 90 basis points to 19.6% primarily due to preopening expenses related to our second distribution center and increased advertising.

•	Operating income increased 22.2% to $44.6 million compared to $36.5 million in the fourth quarter of fiscal 2018.
•

Adjusted operating income[1] increased 8.4% to $46.3 million from $42.7 million in the fourth quarter of fiscal 2018. Adjusted operating margin[1] decreased 150 basis points to 13.1 % of net sales driven by an adjustment to our inventory shrink reserves, preopening expenses related to our second distribution center and increased advertising.

•

Interest expense increased to $7.6 million from $5.8 million in the fourth quarter of fiscal 2018 due to a year-over-year increase in interest rates as well as increased borrowings under our revolving credit facility (“ABL Facility”) to support our growth strategies.

•

Income tax expense was $7.3 million compared to $20.8 million in the fourth quarter of fiscal 2018. A revaluation of deferred tax assets related to the federal tax legislation enacted in December 2017 (the “Tax Act”), partially offset by recognition of excess tax benefits related to stock option exercises, unfavorably impacted our effective tax rate in the fourth quarter of fiscal 2018.

•

Net income was $29.6 million compared to $9.9 million in the fourth quarter of fiscal 2018. Pro forma adjusted net income[1] was $31.3 million compared to $32.3 million in the fourth quarter of fiscal 2018.

•	EPS was $0.45 compared to $0.15 in the fourth quarter of fiscal 2018. Pro forma adjusted EPS[1] was $0.47 compared to $0.50 in the fourth quarter of fiscal 2018.
•	Adjusted EBITDA[1] increased 11.3% to $64.7 million from $58.1 million in the fourth quarter of fiscal 2018.

For the Fiscal Year Ended January 26, 2019

•	Net sales increased 22.7% to $1,165.9 million from $950.5 million in fiscal 2018 driven by the net addition of 31 stores and a comparable store sales increase of 2.7%.
•

Gross profit increased 25.7% to $385.9 million from $307.0 million in fiscal 2018. Gross margin expanded by 80 basis points to 33.1% from 32.3% primarily due to product margin improvement and the non-recurrence of prior year distribution costs associated with inventory investments, partially offset by increased occupancy costs resulting from our fiscal 2019 and 2018 sale-leaseback transactions.

•

SG&A increased 43.8% to $303.5 million from $211.1 million in fiscal 2018 primarily due to $41.5 million of one-time, non-cash CEO stock-based compensation expense recognized in the second quarter of fiscal 2019, the net addition of 31 stores, increased labor hours related to strategic in-store projects and inventory processing, and advertising to support our growth strategies. These costs were partially offset by the nonrecurrence of IPO-related stock-based compensation expense.

•

Adjusted SG&A1 increased 28.6% to $255.0 million compared to $198.3 million in fiscal 2018. Adjusted SG&A1 as a percentage of net sales increased 100 basis points to 21.9% primarily due to increased store labor hours and advertising.

•

Operating income decreased to $76.0 million from $87.4 million in fiscal 2018 primarily due to $41.5 million of one-time, non-cash CEO stock-based compensation expense recognized in the second quarter of fiscal 2019.

•

Adjusted operating income[1] increased 21.4% to $124.5 million from $102.5 million in fiscal 2018. Adjusted operating margin[1] decreased by 10 basis points to 10.7% driven by increased store labor hours and advertising, partially offset by gross margin improvement.

•

Interest expense increased to $27.1 million from $21.7 million in fiscal 2018 due to an increase in interest rates as well as increased borrowings under our ABL Facility to support our growth strategies.

•

Income tax benefit was nominal compared to expense of $33.8 million in fiscal 2018.  A pre-tax loss in the second quarter of fiscal 2019 and a decrease in statutory tax rates as a result of the Tax Act favorably impacted our effective tax rate in fiscal 2019. Additionally, we recognized $9.8 million in excess tax benefits related to stock option exercises in fiscal 2019 compared to $5.8 million in fiscal 2018.

•	Net income increased 54.0% to $49.0 million from $31.8 million in fiscal 2018. Pro forma adjusted net income[1] grew 43.8% to $86.0 million from $59.8 million in fiscal 2018.
•	EPS grew 48.0% to $0.74 from $0.50 in fiscal 2018. Pro forma adjusted EPS[1] increased 38.3% to $1.30 from $0.94 in fiscal 2018.
•	Adjusted EBITDA[1] increased 22.1% to $196.4 million from $160.8 million in fiscal 2018.

Balance Sheet Highlights as of January 26, 2019

•

Net inventories increased 41.6% to $382.0 million compared to $269.8 million as of January 27, 2018, primarily due to a 20.8% increase in the number of open stores, the year-over-year timing of inventory purchases as a result of tariff-related port congestion and Chinese New Year, and an accelerated cadence of expected new store openings versus the prior year.

•	Total liquidity (cash plus $120.5 million of availability under our ABL Facility) was $131.5 million.
•	Total debt was $346.2 million compared to $299.5 million as of January 27, 2018. There was $221.0 million outstanding under the ABL Facility as of January 26, 2019.

Outlook & Key Assumptions

Chief Financial Officer Jeff Knudson stated: “We expect fiscal 2020 to be another strong year from a top line perspective in line with our long-term growth targets as the benefits of our fiscal 2020 merchandising and marketing initiatives ramp through the year. We will continue to make investments to drive our business forward, including growing our store base by 18%, elevating our marketing efforts and, most importantly, thoughtfully opening our new distribution center. We are confident that these strategic investments will position us for long-term success as we continue to strengthen the At Home value proposition. Within the first quarter and fiscal year 2020, timing dynamics related to our second distribution center, new store preopening, advertising, and non-product costs will influence the cadence of earnings growth. However, on a lease-adjusted basis we continue to expect full year adjusted operating margin1 to be relatively flat excluding the impact of the new distribution center.”

“Below is an overview of our outlook and related assumptions for selected first quarter and fiscal year 2020 financial data. We are implementing the new lease accounting standard at the beginning of fiscal 2020. ASC 842 “Leases” requires, among other things, a change to the accounting treatment of sale-leaseback transactions and the reclassification of certain of our financing obligations. For illustrative purposes only, we have provided the table below based on management estimates in order to assist investors in understanding the impact of ASC 842 for comparability purposes to fiscal 2019.”

Illustrative
		Fiscal 2019	Impact of ASC 842	Fiscal 2019
	Fiscal 2020 Outlook	as Reported	on Fiscal 2019(3)	as Recast(4)

Store growth	32 net (36 gross)
Sales	$1,390.0 million to $1,410.0 million, representing growth of 19% to 21%
Comp store sales increase	Low single digits
Gross margin	31.0% to 31.2%, inclusive of 100 to 110 bps impact of second DC	33.1%	(90) bps	32.2%
Adjusted operating margin(1)(2)	8.5% to 8.7%, inclusive of 90 to 100 bps impact of second DC	10.7%	(120) bps	9.5%
Interest expense, net	Approximately $31.0 million	$27.1 million	$(2.4) million	$24.7 million
Effective tax rate(5)	23%, as compared to 0% in fiscal 2019
Pro forma adjusted net income(1)(2)	$67.5 million to $71.0 million, inclusive of approximately $(9.5) million to $(11.0) million impact of second DC	$86.0 million	$(8.8) million	$77.2 million
Pro forma adjusted EPS(1)(2)	$1.02 to $1.08, inclusive of $(0.14) to $(0.17) impact of second DC	$1.30	$ (0.13)	$1.17
Diluted weighted average shares outstanding	Approximately 66 million
Capital expenditures	$215 to $235 million, net of approximately $70 million of sale-leaseback proceeds

Illustrative
		Q1 Fiscal 2019	Impact of ASC 842	Q1 Fiscal 2019
	Q1 Fiscal 2020 Outlook	as Reported	on Q1 Fiscal 2019(3)	as Recast(4)

Store growth	11 net (11 gross)
Sales	$300.0 million to $305.0 million, representing growth of 17% to 19%
Comp store sales increase	Flat to slightly positive
Adjusted operating margin(1)(2)	3.5% to 3.7%, inclusive of approximately 150 bps impact of second DC	10.2%	(110) bps	9.1%
Effective tax rate(5)	23%, as compared to 0.3% in Q1 fiscal 2019
Pro forma adjusted net income(1)(2)	$2.0 million to $3.0 million, inclusive of approximately $(3.5) million impact of second DC	$20.1 million	$(1.9) million	$18.2 million
Pro forma adjusted EPS(1)(2)	$0.03 to $0.04, inclusive of $(0.05) impact of second DC	$0.31	$ (0.03)	$0.28
Diluted weighted average shares outstanding	Approximately 66 million

(1) Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including, where applicable, reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

(2)We have not presented a quantitative reconciliation of the forward-looking non-GAAP measures adjusted operating margin, pro forma adjusted net income and pro forma adjusted EPS to their most directly comparable GAAP financial measures because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of such items as well as the periods in which such items may be recognized. Such items include the potential gain to be recognized as a result of future sale-leaseback transactions as well as the tax impact of certain stock-based compensation events.

(3) Based on management estimates, for illustrative purposes.

(4) Represents first quarter and fiscal year 2019 results as adjusted for illustrative purposes to reflect the impact of ASC 842.

(5) We have not included an estimate of any potential impact on our forward-looking effective tax rate of certain stock-based compensation events, including the vesting of restricted stock units or the tax benefit from stock option exercises, due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of such items as well as the periods in which such items may be recognized. The impact of these events in any particular period may have a material effect on our effective tax rate for such period.

Conference Call Details

A conference call to discuss the fourth quarter and fiscal year 2019 financial results is scheduled for today, March 27, 2019, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-0789 (international callers please dial 201-689-8562) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call, together with certain supplemental materials, will be available online at investor.athome.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.athome.com for 90 days.

We define certain terms used in this release as follows:

"Adjusted EBITDA" means net income before net interest expense, income tax provision, depreciation and amortization, losses related to the disposal of buildings and costs associated with the resignation of our former Chief Financial Officer (the “CFO Transition”), adjusted for the impact of certain other items as defined in our debt agreements, including certain legal settlements and consulting and other professional fees, stock-based compensation expense and non-cash rent.

“Adjusted Net Income” means net income, adjusted for impairment charges, loss on modification of debt, initial public offering related non-cash stock-based compensation expense and related payroll tax expenses and the income tax impact associated with the special one-time initial public offering bonus stock option exercises, non-cash stock-based compensation expense related to the special one-time grant of stock options to our Chairman and Chief Executive Officer (the “CEO grant”), the CFO Transition, transaction costs related to our initial public offering and the registration and sale of shares of our common stock on behalf of our Sponsors, losses related to the disposal of buildings and tax impacts associated with the Tax Act.

“adjusted operating income” means operating income (loss) adjusted for certain one-time expenses associated with our IPO and the registration and sale of shares of our common stock on behalf of our Sponsors as well as non-cash stock-based compensation expense related to a special one-time IPO bonus grant, the payroll tax expenses associated with the special one-time IPO bonus grant stock option exercises, non-cash stock-based compensation expense related to the CEO grant and expenses associated with the CFO transition.

“adjusted SG&A” means selling, general and administrative expenses adjusted for certain one-time expenses associated with our IPO and the registration and sale of shares of our common stock on behalf of our Sponsors as well as non-cash stock-based compensation expense related to a special one-time IPO bonus grant, the payroll tax expenses associated with the special one-time IPO bonus grant stock option exercises, non-cash stock-based compensation expense related to the CEO grant, expenses associated with the CFO transition and losses related to the disposal of buildings.

"comparable store sales" means, for any reporting period, the change in period-over-period net sales for the comparable store base, beginning with stores on the second day of the sixteenth full fiscal month following the store's opening. When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the first day of the sixteenth full fiscal month after it reopens. As it relates to At Home, “two-year comparable store sales basis” refers to the sum of the increase in comparable store sales for each of the current and preceding fiscal years.

“EPS” means diluted earnings per share.

“GAAP” means accounting principles generally accepted in the United States.

“pro forma adjusted net income” means Adjusted Net Income adjusted for, in certain periods, normalization of income tax rates to reflect comparability between periods.

“pro forma adjusted EPS” means pro forma adjusted net income divided by diluted weighted average shares outstanding.

“Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of costs associated with new store openings and certain corporate overhead expenses which we do not consider in our evaluation of the ongoing performance of our stores from period to period.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate", "are confident", "assumed", "believe", "continue", "could", "estimate", "expect", "intend", “look forward”, "may", "might", "on track", “outlook”, "plan", "potential", "predict", “reaffirm”, "seek", "should", or "vision", or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our outlook and assumptions for financial performance for the first quarter and fiscal year 2020, as well as statements about the markets in which we operate, expected new store openings, our real estate strategy, potential growth opportunities, impact of expected stock option exercises and future capital expenditures and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this document are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January 26, 2019 and other reports that we file with the Securities and Exchange Commission (“SEC”), may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this document.

About At Home Group Inc.

At Home (NYSE:HOME), the home decor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal decor. At Home is headquartered in Plano, Texas, and currently operates 188 stores in 38 states. For more information, please visit us online at investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	January 26, 2019	January 27, 2018
Assets
Current assets:
Cash and cash equivalents	$10,951	$8,525
Inventories, net	382,023	269,844
Prepaid expenses	7,949	7,911
Other current assets	13,626	14,653
Total current assets	414,549	300,933
Property and equipment, net	682,663	466,263
Goodwill	569,732	569,732
Trade name	1,458	1,458
Debt issuance costs, net	1,539	1,978
Restricted cash	2,515	—
Noncurrent deferred tax asset	52,805	33,561
Other assets	945	316
Total assets	$1,726,206	$1,374,241
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$115,821	$79,628
Accrued and other current liabilities	117,508	89,499
Revolving line of credit	221,010	162,000
Current portion of deferred rent	11,364	9,072
Current portion of long-term debt and financing obligations	4,049	3,474
Total current liabilities	469,752	343,673
Long-term debt	336,435	289,902
Financing obligations	35,038	19,690
Deferred rent	169,339	124,054
Other long-term liabilities	4,556	6,043
Total liabilities	1,015,120	783,362
Shareholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 63,609,684 and 61,423,398 shares issued and outstanding, respectively	636	614
Additional paid-in capital	643,677	572,488
Retained earnings	66,773	17,777
Total shareholders' equity	711,086	590,879
Total liabilities and shareholders' equity	$1,726,206	$1,374,241

AT HOME GROUP INC.

Consolidated Statements of Income

(in thousands, except share and per share data)

	Thirteen Weeks Ended		Fiscal Year Ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018

Net sales	$354,065	$293,668	$1,165,899	$950,528
Cost of sales	236,826	194,282	780,048	643,570
Gross profit	117,239	99,386	385,851	306,958

Operating expenses
Selling, general and administrative expenses	71,055	58,898	303,453	211,057
Impairment charges	—	2,422	—	2,422
Depreciation and amortization	1,616	1,596	6,363	6,118
Total operating expenses	72,671	62,916	309,816	219,597

Operating income	44,568	36,470	76,035	87,361
Interest expense, net	7,606	5,770	27,056	21,704
Income before income taxes	36,962	30,700	48,979	65,657
Income tax provision (benefit)	7,349	20,845	(17)	33,845
Net income	$29,613	$9,855	$48,996	$31,812

Earnings per share:
Net income per common share:
Basic	$0.47	$0.16	$0.78	$0.53
Diluted	$0.45	$0.15	$0.74	$0.50
Weighted average shares outstanding:
Basic	63,592,382	60,816,799	62,936,959	60,503,860
Diluted	65,887,848	65,042,226	66,299,646	63,712,003

AT HOME GROUP INC.

Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended
	January 26, 2019	January 27, 2018
Operating Activities
Net income	$48,996	$31,812
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,529	48,777
Loss on disposal of fixed assets	553	100
Impairment charges	—	2,422
Non-cash interest expense	2,181	2,060
Amortization of deferred gain on sale-leaseback	(8,751)	(6,267)
Deferred income taxes	(19,244)	7,174
Stock-based compensation	49,526	13,764
Changes in operating assets and liabilities
Inventories	(112,179)	(26,049)
Prepaid expenses and other current assets	989	(13,495)
Other assets	(629)	233
Accounts payable	29,261	25,247
Accrued liabilities	19,156	14,285
Income taxes payable	—	(7,265)
Deferred rent	19,946	13,220
Net cash provided by operating activities	86,334	106,018
Investing Activities
Purchase of property and equipment	(357,521)	(232,698)
Net proceeds from sale of property and equipment	148,398	62,422
Net cash used in investing activities	(209,123)	(170,276)
Financing Activities
Payments under lines of credit	(721,177)	(389,126)
Proceeds from lines of credit	780,187	449,551
Payment of debt issuance costs	(1,009)	(1,906)
Proceeds from issuance of long-term debt	50,000	6,162
Payments on financing obligations	(265)	(176)
Proceeds from financing obligations	1,625	—
Payments on long-term debt	(3,316)	(9,729)
Proceeds from exercise of stock options	21,685	10,433
Net cash provided by financing activities	127,730	65,209
Increase in cash, cash equivalents and restricted cash	4,941	951
Cash, cash equivalents and restricted cash, beginning of period	8,525	7,574
Cash, cash equivalents and restricted cash, end of period	$13,466	$8,525

Supplemental Cash Flow Information
Cash paid for interest	$23,297	$19,284
Cash paid for income taxes	$17,013	$42,979
Supplemental Information for Non-cash Investing and Financing Activities
Increase (Decrease) in current liabilities of property and equipment	$14,297	$(1,210)
Property and equipment reduction due to sale-leaseback	$(111,932)	$(46,184)
Property and equipment acquired under capital lease	$—	$1,006
Property and equipment additions due to build-to-suit lease transactions	$13,679	$—

Non-GAAP Measures

Certain financial measures presented in this release, such as comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma adjusted EPS and Store-level Adjusted EBITDA, are not recognized under GAAP.

We present comparable store sales, which is not a recognized financial measure under GAAP, because it allows us to evaluate how our store base is performing by measuring the change in period-over-period net sales in stores that have been open for the applicable period. We present Adjusted EBITDA and Store-level Adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as interest, depreciation, amortization, loss on extinguishment of debt, impairment charges and taxes. We present adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income and pro forma adjusted EPS, which are not recognized financial measures under GAAP, because we believe investors’ understanding of our operating performance is enhanced by the disclosure of selling, general and administrative expenses, operating income, net income and earnings per diluted share adjusted for nonrecurring charges associated with events such as our IPO and refinancing transactions.

You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentations. In particular, Store-level Adjusted EBITDA does not reflect costs associated with new store openings, which are incurred on a limited basis with respect to any particular store when opened and are not indicative of ongoing core operating performance, and corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma adjusted EPS and Store-level Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

Comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma adjusted EPS and Store-level Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. We compensate for these limitations by relying primarily on our GAAP results and using comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma adjusted EPS and Store-level Adjusted EBITDA only as supplemental information.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP measures adjusted operating income, pro forma adjusted net income and pro forma adjusted EPS to their most directly comparable GAAP financial measures because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share data)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma adjusted EPS, Adjusted EBITDA and Store-level Adjusted EBITDA to their most directly comparable GAAP financial measures.

Reconciliation of selling, general and administrative expenses as reported to adjusted SG&A

	Thirteen Weeks Ended		Fiscal Year Ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018

Selling, general and administrative expenses as reported	$71,055	$58,898	$303,453	$211,057
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	—	(3,117)	(2,521)	(11,273)
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	(5)	—	(69)	—
Stock-based compensation related to one-time CEO grant(c)	—	—	(41,475)	—
CFO Transition costs(d)	(1,264)	—	(2,393)	—
Loss on disposal of building(e)	(500)	—	(500)	—
Transaction costs(f)	—	(726)	(1,478)	(1,450)
Adjusted selling, general and administrative expenses	$69,286	$55,055	$255,017	$198,334

Reconciliation of operating income as reported to adjusted operating income

	Thirteen Weeks Ended		Fiscal Year Ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018

Operating income as reported	$44,568	$36,470	$76,035	$87,361
Adjustments:
Impairment charges	—	2,422	—	2,422
Stock-based compensation related to special one-time IPO bonus grant(a)	—	3,117	2,521	11,273
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	5	—	69	—
Stock-based compensation related to one-time CEO grant(c)	—	—	41,475	—
CFO Transition costs(d)	1,264	—	2,393	—
Loss on disposal of building(e)	500	—	500	—
Transaction costs(f)	—	726	1,478	1,450
Adjusted operating income	$46,337	$42,735	$124,471	$102,506
Adjusted operating margin	13.1%	14.6%	10.7%	10.8%

Reconciliation of net income as reported to pro forma adjusted net income

	Thirteen Weeks Ended		Fiscal Year Ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018

Net income	$29,613	$9,855	$48,996	$31,812
Adjustments:
Impairment charges	—	2,422	—	2,422
Loss on modification of debt(g)	—	—	—	179
Stock-based compensation related to special one-time IPO bonus grant(a)	—	3,117	2,521	11,273
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	5	—	69	—
Stock-based compensation related to one-time CEO grant(c)	—	—	41,475	—
CFO Transition costs(d)	1,264	—	2,393	—
Loss on disposal of building(e)	500	—	500	—
Transaction costs(f)	—	726	1,478	1,450
Tax impact of adjustments to net income(h)	(94)	(847)	(10,810)	(4,003)
Tax impact (benefit) related to special one-time IPO bonus stock option exercises(i)	(28)	—	(593)	—
Deferred tax impact related to Tax Act(h)	—	16,694	—	16,694
Adjusted Net Income	31,260	31,967	86,029	59,827
Adjustments for comparability between periods:
Tax rate adjustments(j)	—	350	—	—
Pro forma adjusted net income	$31,260	$32,317	$86,029	$59,827
Diluted weighted average shares outstanding	65,887,848	65,042,226	66,299,646	63,712,003
Pro forma adjusted EPS	$0.47	$0.50	$1.30	$0.94

(a)

Non-cash stock-based compensation expense associated with a special one-time initial public offering bonus grant to certain members of senior management (the “IPO grant”), which we do not consider in our evaluation of our ongoing performance. The IPO grant was made in addition to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers, consultants and non-employee directors and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(b)	Payroll tax expense related to stock option exercises associated with the IPO grant, which we do not consider in our evaluation of our ongoing performance.

(c)

Non-cash stock-based compensation expense associated with a special one-time grant of stock options to our Chairman and Chief Executive Officer that vested and was fully recognized in the second fiscal quarter 2019 (the “CEO grant”), which we do not consider in our evaluation of our ongoing performance.

(d)	Costs related to the CFO Transition in the fourth quarter and fiscal year ended January 26, 2019, respectively.

(e)	One-time loss incurred related to the acquisition of land for the purposes of building a new store in fiscal year 2020 that had a pre-existing unusable structure on the premises that was demolished.

(f)	Charges incurred in connection with the sale of shares of our common stock on behalf of our Sponsors, which we do not consider in our evaluation of our ongoing performance.

(g)	Non-cash loss due to a change in the ABL Facility lenders under the ABL Amendment resulting in immediate recognition of a portion of the related unamortized deferred debt issuance costs.

(h)

Represents the income tax impact of the adjusted expenses using the annual effective tax rate excluding discrete items for fiscal year 2019 and excluding the revaluation of net deferred tax assets as a result of the Tax Act for fiscal year 2018. After giving effect to the adjustments to net income, the adjusted effective tax rates for the thirteen weeks ended January 26, 2019 and January 27, 2018 were 19.3% and 13.5%, respectively. The adjusted effective tax rates for fiscal years 2019 and 2018 were 11.7% and 26.1%, respectively.

(i)	Represents the income tax impact (benefit) related to stock option exercises associated with the IPO grant.

(j)	Represents the tax impact of the revaluation of net deferred tax assets in accordance with the Tax Act.

Reconciliation of net income to EBITDA, Adjusted EBITDA and Store-level Adjusted EBITDA

	Thirteen Weeks Ended		Fiscal Year Ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018

Net income	$29,613	$9,855	$48,996	$31,812
Interest expense, net	7,606	5,770	27,056	21,704
Income tax provision (benefit)	7,349	20,845	(17)	33,845
Depreciation and amortization(a)	15,746	13,835	56,529	48,777
EBITDA	$60,314	$50,305	$132,564	$136,138
Consulting and other professional services(b)	808	1,181	5,990	5,734
Stock-based compensation expense(c)	1,220	696	5,530	2,491
Stock-based compensation related to special one-time IPO bonus grant(d)	—	3,117	2,521	11,273
Stock-based compensation related to one-time CEO grant(g)	—	—	41,475	—
Non-cash rent(f)	579	1,170	4,499	3,334
Other(g)	1,743	1,624	3,827	1,829
Adjusted EBITDA	$64,664	$58,093	$196,406	$160,799
Costs associated with new store openings(h)	5,627	3,990	18,656	16,504
Corporate overhead expenses(i)	22,173	19,705	90,839	75,149
Store-level Adjusted EBITDA	$92,464	$81,788	$305,901	$252,452

(a)	Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our consolidated statements of income.
(b)

Primarily consists of (i) consulting and other professional fees with respect to projects to enhance our merchandising and human resource capabilities and other company initiatives; and (ii) charges incurred in connection with the sale of shares of our common stock on behalf of our Sponsors.

(c)

Non-cash stock-based compensation expense related to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers, consultants and non-employee directors.

(d)

Non-cash stock-based compensation expense associated with the IPO grant, which we do not consider in our evaluation of our ongoing performance. The IPO grant was made in addition to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers, consultants and non-employee directors and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(e)

Non-cash stock-based compensation expense associated with the CEO grant, which we do not consider in our evaluation of our ongoing performance. The CEO grant vested and was fully recognized in the second fiscal quarter 2019.

(f)

Consists of the non-cash portion of rent, which reflects (i) the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments, partially offset by (ii) the amortization of deferred gains on sale-leaseback transactions that are recognized to rent expense on a straight-line basis through the applicable lease term. The offsetting amounts relating to the amortization of deferred gains on sale-leaseback transactions were $(2.3) million and $(1.7) million during the thirteen weeks ended January 26, 2019 and January 27, 2018, respectively, and $(8.8) million and $(6.3) million during the fiscal year ended January 26, 2019 and January 27, 2018,  respectively. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(g)

Other adjustments include amounts our management believes are not representative of our ongoing operations, including costs related to the CFO Transition, payroll tax expense related to the exercise of stock options, a one-time loss incurred during the thirteen weeks and fiscal year ended January 26, 2019 related to the acquisition of land for the purposes of building a new store in fiscal year 2020 that had a pre-existing unusable structure on the premises that was demolished, as well as an impairment charge of $2.4 million following the resolution of a legal matter in the thirteen weeks and fiscal year ended January 27, 2018.

(h)

Reflects non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. Costs related to new store openings represent cash costs, and you should be aware that in the future we may incur expenses that are similar to these costs. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened seven and five new stores during the thirteen weeks ended January 26, 2019 and January 27, 2018, respectively, and 34 and 28 new stores during fiscal years 2019 and 2018, respectively.

(i)

Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees. Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability or performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We anticipate that we will continue to incur corporate overhead expenses in future periods.

Investor Relations:
ICR, Inc.
Farah Soi/Rachel Schacter
203.682.8200
Farah.Soi@icrinc.com

Rachel.Schacter@icrinc.com

At Home

Bethany Perkins

972.265.1326

InvestorRelations@AtHome.com

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